EXHIBIT 99.1

Veridium Completes Financing and Debt Restructuring

Paterson, New Jersey, December 23, 2003 - Veridium Corporation (OTCBB: VRDM), a premier environmental services provider that uses its patented and proprietary green technologies to recycle and mine commodities from industrial hazardous wastes, today announced the refinancing of its credit facilities and the restructuring of its consolidated new balance sheet with the completion of $1.75 million in new financing, the conversion of about $4.5 million in debt and other liabilities into various forms of equity, and the conversion of about $1.5 million in short-term debt into long-term debt.

The refinancing of the Company's various credit facilities and restructuring of its consolidated new balance sheet were among the final components of the Company's consolidation efforts following its recent merger and consolidation of a number of companies.

The Company's chairman and chief executive officer, Kevin Kreisler, stated that "the refinancing of our credit facilities and the restructuring of our debt allow us to enhance liquidity at a markedly lower cost, reduce our current liabilities by more than 50% and strengthen our consolidated new balance sheet. These efforts were integral to the completion of our consolidation and the satisfaction of our immediate term cost management benchmarks."

Financing  Highlights

A private angel investor provided $1.5 million of the new financing in the form of debt secured by certain of the Company's assets. This investor also converted $1.05 million in existing debt with the Company into a form of convertible preferred equity.

A series of investors converted existing debts of about $925,000 into a form of preferred equity in Veridium's Paterson, New Jersey based recycling subsidiary, and waived approximately $425,000 in previously accrued interest.

In addition to contributing $250,000 in equity to the new financing, the Company's senior management made the following contributions to the restructuring of the Company's consolidated balance sheet: (1) Kevin Kreisler, the Company's chairman and chief executive officer, converted about $520,000 in officer loans and other amounts due into common stock, and acquired another $530,000 in the Company's debt from third parties and subsequently converted these debts into common stock; (2) Jim Green, the Company's president and chief operational officer, converted $500,000 in outstanding liabilities due into common stock; and, (3) Lawrence Kreisler, the Company's chief technology officer, converted about $495,000 in outstanding liabilities and other amounts due into common stock.

About Veridium Corporation

Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state of the art green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium's patented and proprietary technologies allow it to offer a much broader array of competitively priced industrial hazardous waste recycling services than any other recycling service provider in existence. Veridium's mission is to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling, reusing and mining all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe  Harbor  Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's predecessor's Annual Report on Form 10-KSB for the year ended December 31, 2002, and other periodic filings with the SEC. Veridium trades on the over the counter bulletin board maintained by the NASD under the symbol VRDM.